Exhibit 99.1

TITAN PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING

South San Francisco, CA – October 3, 2014 – Titan Pharmaceuticals, Inc. (TTNP.OB), a specialty pharmaceutical company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term delivery technology, today announced the pricing of an underwritten public offering of 21,000,000 units at an offering price of $0.50 per unit, with each unit consisting of one share of common stock and 0.75 of a warrant, each full warrant to purchase one share of common stock at an exercise price of $0.60 per share. Titan expects to receive gross proceeds of $10.5 million from this offering, before deducting underwriting discounts, commissions and other related expenses.

Proceeds from this offering will be used to support ongoing Probuphine® development and ex-U.S. partnering efforts, for pre-clinical development of other ProNeura technology-based products, including for the treatment of Parkinson’s disease, and for working capital and other general corporate purposes.

The warrants will be exercisable beginning on the later of (i) one year and one day from the date of issuance and (ii) the date Titan’s stockholders approve either an increase in the number of its authorized shares of common stock or a reverse stock split, in either case in an amount sufficient to permit the exercise in full of the warrants issued in this offering, and will expire on the fifth anniversary of the date they first become exercisable. The offering is expected to close on October 8, 2014, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-running manager in this offering.

A registration statement on Form S-1 relating to this offering has been filed with the Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147, or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (TTNP.OB), based in South San Francisco, CA, is a specialty pharmaceutical company developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company’s lead product candidate is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan’s proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for six months or longer. Titan has granted North American commercial rights for Probuphine to Braeburn Pharmaceuticals. If approved, Probuphine would be the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions, such as Parkinson’s disease, where maintaining consistent blood levels of a dopamine agonist may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Investors: Titan Pharmaceuticals, Inc. Sunil Bhonsle, President (650) 244-4990	Media: Susan Thomas (619) 540-9195 stcommunications@aol.com